Exhibit 10.38

September 14, 2005
Will McGuire
14385 Caminito Lazanja
San Diego, CA 92127
858-759-7321
wmguire@guidant.com
Dear Will:
We are pleased to offer you the position of Chief Operating Officer (COO) for the Spectranetics Corporation. Your compensation will be $200,000 annually or $7692.31 bi-weekly. You will receive a 225,000 stock options, effective your date of hire. The options vest 25% one-year following your original grant date and 6.25% each calendar quarter thereafter (total vesting period of four years). All of your rights and interests to the stock options are defined specifically in the 1997 Equity Participation Plan of The Spectranetics Corporation. At the discretion of the Board of Directors, additional options may be granted based on Company and personal performance.
You are eligible to participate in the 2005 Bonus Program, which at the Officer level pays a bonus of 50% (up to 75% with overachievement of goals) of your salary at target based on your achieving established objectives. Year to date, we are ahead of our goals. Your bonus will be pro-rated based on your start date.
Spectranetics will reimburse you for up to 90 days of temporary housing and car leasing. When you relocate to Colorado Springs, Spectranetics will reimburse you for the cost of moving your household goods, up to two vehicles and a house-hunting trip for you and your family. If you should sell your home in California, within the first eighteen months of your employment, Spectranetics will reimburse your normal home sale commission costs.
After 90 days of employment, you will receive a signing bonus of $15,000. If you should leave Spectranetics either voluntarily or for cause within the first 24 months of your employment, you will be obligated to reimburse Spectranetics your hiring bonus and movement of household goods, up to $25,000.
You will report directly to me and your start date is to be determined.
You will be eligible to participate in our medical/dental benefits program the first of the month following date of hire. The following benefits have a 60 to 90 day waiting period: 401(k), Company Paid Group Life and AD&D, Short Term and Long Term Disability, Voluntary Life Insurance and ESPP (Employee Stock Purchase Plan). These along with other benefits will be explained in detail during your orientation.
This employment offer is also subject to your compliance with the following requirements and completion of forms:
1.	Employment Agreement: We are offering you a position of trust, which requires the maintenance of confidence. This agreement outlines your commitment to respect the proprietary nature of our business; it also discusses Colorado’s employment-at-will doctrine. Therefore, it will be necessary for you to execute this agreement before your start date.

Will McGuire
2.	Employment Eligibility Verification Form (Form I-9): All employees are required to prove their eligibility to work in the United States as required by the U.S. Immigration Law.
3.	Employment Application
4.	W-4 Form
5.	Personal Information Form
Please fax a signed copy of your acceptance of this offer letter, by close of business day, Friday, September 16, 2005 to Sandra Guenette at (719) 475-7086.
Again Will, we are very pleased to offer you this position and are excited about you becoming a key member of our executive team. If you have any questions or concerns, please feel free to contact me or Sandra.
Sincerely,
/s/ John Schulte

John Schulte, President and CEO
Spectranetics
96 Talamine Court
Colorado Springs, CO 80907
719-633-8333 Office
719-442-2514 Direct

ACCEPTED:

/s/ Will McGuire	September 16, 2005
Will McGuire	Date